                                                                    Exhibit 4.05

                                                                  EXECUTION COPY


================================================================================

                        TRANSFER RESTRICTIONS AGREEMENT

                                     among

                           PORT ARTHUR FINANCE CORP.

                        PORT ARTHUR COKER COMPANY L.P.

                         CLARK REFINING HOLDINGS INC.

                          SABINE RIVER HOLDING CORP.

                          NECHES RIVER HOLDING CORP.

          BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P.

                 BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P.

               BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

                            BANKERS TRUST COMPANY,
                as Collateral Trustee for the Secured Parties,

                      DEUTSCHE BANK AG, NEW YORK BRANCH,
     as Administrative Agent for and on behalf of the Bank Senior Lenders

              WINTERTHUR INTERNATIONAL INSURANCE COMPANY LIMITED, for itself and as Administrative Agent for and on behalf of the Oil Payment
                                   Insurers,

                                      and

                                HSBC BANK USA,
       as Capital Markets Trustee for the Capital Markets Senior Lenders


                          Dated as of August 19, 1999

================================================================================

                               Table of Contents


Section                                                                                 PAGE
                                   ARTICLE 1
                        DEFINITIONS AND INTERPRETATION

1.01   Definitions ....................................................................    3
1.02   Interpretation .................................................................    4

                                  ARTICLE II
                            COVENANTS ON TRANSFERS

2.01   General Rule ...................................................................    4
2.02   Transfers by the Blackstone Entities of their Equity Interests in Clark Holdings    4
2.03   Restriction on Clark Holding's Acquisition of Interests in the General Partner .    5
2.04   Transfers by Clark Holdings of its Interest in the Refinery, Clark R&M and
         the Partnership ..............................................................    5
2.05   Conditions for Authorized Transfers ............................................    5
2.06   Assumption of Obligations; Novation ............................................    6
2.07   Involuntary Transfers ..........................................................    6
2.08   Effect on Security Interests ...................................................    6
2.09   Transfers Not Permitted Under this Article II ..................................    7

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

3.01   Representations and Warranties .................................................    7

                                  ARTICLE IV
                                 MISCELLANEOUS

4.01   Termination ....................................................................    9
4.02   GOVERNING LAW ..................................................................    9
4.03   Waiver of Jury Trial ...........................................................    9
4.04   Severability ...................................................................    9
4.05   Notices ........................................................................    9
4.06   Execution in Counterparts ......................................................    9
4.08   Consent to Jurisdiction ........................................................    9
4.09   No Recourse ....................................................................   11
4.10   Amendments .....................................................................   11
4.11   Conflicts ......................................................................   11
4.12   Effectiveness ..................................................................   11

                        TRANSFER RESTRICTIONS AGREEMENT


          This Agreement, dated as of August 19, 1999, is made among:

          PORT ARTHUR FINANCE CORP., a company incorporated under the laws of the State of Delaware (the "Borrower"),

          PORT ARTHUR COKER COMPANY L.P., a limited partnership organized under the laws of the State of Delaware (the "Partnership"),

          CLARK REFINING HOLDINGS INC., a company incorporated under the laws of the State of Delaware ("Clark Holdings"),

          SABINE RIVER HOLDING CORP., a company incorporated under the laws of the State of Delaware (the "General Partner"),

          NECHES RIVER HOLDING CORP., a company incorporated under the laws of the State of Delaware (the "Limited Partner"),

          BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P., a limited partnership organized under the laws of the State of Delaware ("Blackstone Capital Partners"),

          BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P., a limited partnership organized under the laws of the Cayman Islands ("Blackstone Offshore Partners"),

          BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P., a limited partnership organized under the laws of the State of Delaware ("Blackstone Family Partnership", and together with Blackstone Capital Partners and Blackstone Offshore Partners, the "Blackstone Entities"),

          BANKERS TRUST COMPANY, a New York banking corporation and trust company, as Collateral Trustee for the Secured Parties (the "Collateral Trustee"),

          DEUTSCHE BANK AG, NEW YORK BRANCH, a New York State licensed branch of a German bank, as Administrative Agent for and on behalf of the Bank Senior Lenders (the "Bank Senior Lenders Administrative Agent"),

          WINTERTHUR INTERNATIONAL INSURANCE COMPANY LIMITED, a company incorporated under the laws of England, for itself and as Administrative Agent for and on behalf of the Oil Payment Insurers (the "Oil Payment Insurers Administrative Agent"); and

          HSBC BANK USA, a New York banking corporation and trust company, as Capital Markets Trustee for the Capital Markets Senior Lenders (the "Capital Markets Trustee").

WHEREAS:

          A. The Partnership proposes (i) to develop, construct, own and operate the Project for the primary purpose of refining heavy sour crude oil and
(ii) to undertake all other activities necessary in connection with the financing, development, operation and maintenance of the Project;

          B. In order to finance the cost of the Project, the Borrower proposes to incur Senior Debt and loan all the proceeds thereof to the Partnership.

          C. The Partnership and the Oil Payment Insurers Administrative Agent propose to enter into agreements pursuant to which the Oil Payment Insurers Administrative Agent, on behalf of the Oil Payment Insurers, will guarantee, for the benefit of PMI, the payment by the Partnership of its payment obligations under the Long-Term Oil Supply Agreement, and the Partnership will reimburse the Oil Payment Insurers Administrative Agent, on behalf of the Oil Payment Insurers, for any such payments they so make.

          D. The Partnership proposes to guarantee the Senior Debt and secure the Senior Debt Obligations and the Oil Payment Insurance Obligations;

          E. The Blackstone Entities collectively own 68% and Occidental Petroleum owns 31% of the outstanding capital stock of Clark Holdings;

          F    Clark Holdings owns 90% and Occidental owns 10% of the
outstanding capital stock of the General Partner.

          G. Clark Holdings owns 100% of the outstanding capital stock of Clark USA;

          H.   Clark USA owns 100% of the outstanding capital stock of Clark
R&M;

          I. The General Partner owns 100% of the outstanding capital stock of the Limited Partner;

          J. The General Partner owns a 1% general partnership interest in, and the Limited Partner a 99% limited partnership interest in, the Partnership, and the Partners have entered into a Partnership Agreement, dated as of the date hereof, for the formation of the Partnership;

          K. The Partnership owns 100% of the outstanding capital stock of the Borrower;

          L. The Partnership and Clark R&M propose to enter into the Intercompany Agreements in connection with the operation of the Project;

          M. Each of the parties hereto has authorized the execution and delivery of this Agreement to undertake specified obligations to induce the Senior Lenders to provide Senior Debt to the Borrower and to induce the Oil Payment Insurers to provide the coverage under the Oil Payment Insurance Policy;

          N. The parties hereto desire to provide for certain restrictions on direct and indirect transfers of any of the parties' or their Affiliates' direct or indirect interests in the Project; and

          O. All things have been done which are necessary to constitute this Agreement a valid contract.

          NOW, THEREFORE, in consideration of the premises and of the execution of the Senior Loan Agreements by the Senior Lenders and of the Oil Payment Insurance Policy and Oil Payment Reimbursement Agreement by the Oil Payment Insurers and of the making of Senior Loans and the Oil Payment Commitment, respectively thereunder, the parties hereby agree as follows:


                                   ARTICLE I

                        DEFINITIONS AND INTERPRETATION

          1.01 Definitions. Except for terms defined herein, defined terms in this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in the Common Security Agreement (including Appendix A thereto), dated as of the date hereof, among the Borrower, the Partnership, the General Partner, the Limited Partner, the Collateral Trustee, the Bank Senior Lenders Administrative Agent, the Oil Payment Insurers Administrative Agent, the Capital Markets Trustee and the Depositary Bank as that agreement may be amended, supplemented or replaced from time to time (the "Common Security Agreement"). For purposes of this Agreement and the Common Security Agreement, any permitted assignee of a Person under Article II hereof shall be a "Permitted Assignee" of such Person.

          1.02 Interpretation. The rules of interpretation set forth in Section
1.02 of the Common Security Agreement shall apply mutatis mutandis to this Agreement as if set forth in full in this Section 1.02.


                                  ARTICLE II

                            COVENANTS ON TRANSFERS

          2.01 General Rule. None of the Blackstone Entities nor Clark Holdings (together, the "Restricted Parties") shall effect, or permit any Affiliate to effect, any transfer, assignment, pledge, sale or other disposition (whether directly or indirectly, in whole or in part, including without limitation with respect to an intermediate holding company) (collectively, "Transfer") of its respective direct or indirect interest, if any, in Clark Holdings, the Partnership, Clark R&M or the Refinery, subject to Section 2.09, except for (a) the grant of security interests under or pursuant to the Common Security Agreement and the Security Documents and (b) any Transfer expressly permitted under this Article II ((a) and (b) collectively, "Permitted Transfers"). Any of the Restricted Parties, the Borrower, the Partnership, the General Partner or the Limited Partner, as the case may be, shall notify each Credit Rating Agency then rating the Senior Debt of any Transfer promptly after it becomes aware of such Transfer.

          2.02 Transfers by the Blackstone Entities of their Equity Interests in Clark Holdings.

          (a) The Blackstone Entities shall have the right to Transfer their respective equity interests in Clark Holdings:

          (i)  prior to Final Completion,

          (A) in whole or in part to (1) a transferee that is a single entity or group of related entities that is rated investment grade by both Credit Rating Agencies after giving effect to such transfer or (2) any other transferee with (x) the prior consent of Majority Bank Lenders and (y) either the prior consent of Majority Bondholders or a Ratings Reaffirmation, provided in either of case (1) or (2) that either the Blackstone Entities retain their several obligations to fund their pro rata portion of any unfunded Capital Commitment, including without limitation any unfunded Initial Capital Contribution (such pro rata portion, the "Blackstone Capital Commitment") or such transferee assumes such obligations; or

          (B) in part but not in whole by means of a primary or secondary public offering, a Rule 144A offering or private sale, provided that the Blackstone Entities collectively (1) retain not less than 40% of the total capital stock outstanding of Clark

     Holdings or (2) retain the largest single direct or indirect shareholding in Clark Holdings and maintain the direct or indirect right to appoint no fewer than one-third of the members of the board of directors of Clark Holdings, and provided, further, that, in any case, the Blackstone Entities retain their several obligations to fund the Capital Commitment; or

          (ii) following Final Completion, in any manner.

          (b) Any Blackstone Capital Commitment continuing after a Transfer pursuant to clause (a) of this Section 2.02 shall be limited to the maximum unfunded amount of the Blackstone Capital Commitment prior to such Transfer.

          2.03 Restriction on Clark Holding's Acquisition of Interests in the General Partner. Clark Holdings may not acquire any of the 10% equity interest in the General Partner held by Occidental Petroleum unless, after giving effect to such acquisition, the Senior Debt and the senior unsecured long-term debt of Clark R&M and Clark USA are rated investment grade by the Credit Rating Agencies.

          2.04 Transfers by Clark Holdings of its Interest in the Refinery, Clark R&M and the Partnership. Following Final Completion, Clark Holdings may Transfer, upon not less than 30 days' prior written notice to the Secured Parties, its indirect interest in the Refinery, Clark R&M and the Partnership in whole but not in part to a transferee that is engaged as one of its businesses in petroleum refinery operations, provided that if such Transfer is to a transferee that is not rated investment grade by both Credit Rating Agencies after giving effect to such Transfer, (a) Clark Holdings has obtained the prior consent of Majority Lenders (or, after 30 days following the giving of a Priority Termination Notice in accordance with clause (c) of Section 10.04 of the Common Security Agreement, Majority Secured Parties) and (b) the Credit Rating Agencies have reaffirmed without negative implication the rating on the Senior Debt at or above the then-current rating, provided, further, that, in any case, if such Transfer is by means other than a Transfer of all the shares of Clark R&M or Clark USA, such transferee assumes all obligations of Clark R&M under the Project Documents to which Clark R&M is party.

          2.05 Conditions for Authorized Transfers. Any Transfer pursuant to this Article II shall be permitted only if the following conditions are satisfied.

          (a) The transferee and transferor execute and deliver an instrument in form and substance reasonably satisfactory to the Secured Parties that contains representations, warranties and agreements confirming the compliance of such Transfer with this Agreement and the other Transaction Documents and otherwise effecting the requirements of this Agreement and other Transaction Documents in connection with such Transfer;

          (b) Any such Transfer shall not (i) give rise to a right to accelerate any Indebtedness in an aggregate principal amount in excess of $5 million of any of the Borrower, the Partner, the General Partner or the Limited Partner or (ii) constitute a material breach of any agreement to which any of the Borrower, the Partnership, the General Partner, the Limited Partner or the Clark Entities is party;

          (c) The transferor and the transferee shall deliver to the Secured Parties such legal opinions to the effect that (i) the instrument of assignment has been duly authorized, executed and delivered, (ii) the assignment is enforceable against the parties thereto in accordance with its terms, (iii) the Transfer does not result in a violation of the Securities Act or any other applicable federal or state law or an order of any court having jurisdiction over the Borrower, the Partnership, the General Partner, the Limited Partner, any of the Blackstone Entities, the Clark Entities or the Coker Project and (iv) the Transfer does not (A) give rise to a right to accelerate any Indebtedness in an aggregate principal amount in excess of $5 million of any of the Borrower, the Partner, the General Partner or the Limited Partner or (B) constitute a material breach of any agreement to which any of the Borrower, the Partnership, the General Partner, the Limited Partner or the Clark Entities is party; and

          (d)   The Transferor becomes a party to this Agreement.

          2.06 Assumption of Obligations; Novation. No Transfer pursuant to this Article II shall be effective unless the Permitted Assignee assumes in writing all of the obligations of the transferor under this Agreement and the Common Security Agreement with respect to the interest being transferred. The transferor shall be relieved of all such obligations assumed by its Permitted Assignee pursuant to this clause subject, with respect to the Blackstone Entities, to clause (a) of Section 2.02.

          2.07 Involuntary Transfers. A Transfer that is not permitted under this Agreement which results from any actions by any Person other than the transferor or an Affiliate thereof and as to which neither the transferor nor the respective Affiliate has consented in writing, shall not result in a breach of the obligations of the parties hereto under this Agreement unless such Transfer is not reversed within 60 days of the occurrence thereof, provided, however, that the transferor shall have given written notice of such involuntary Transfer to the Secured Parties within 30 days of the date of such Transfer.

          2.08 Effect on Security Interests. Notwithstanding the foregoing, no Transfer that is permitted by this Article shall be made (a) if such Transfer would have a material adverse effect upon the security interests created under or pursuant to the Common Security Agreement and the Security Documents and (b) unless the Partnership has delivered to the Secured Parties 21 days' prior written notice of the proposed Transfer and a written opinion or opinions of any of the General Counsel of the Partnership, Mayer Brown & Platt (as to matters of Texas law), Simpson Thacher & Bartlett (as to matters of New York law) or such other counsel selected by it (and not objected to by Secured Parties within 30 days of the Partnership notifying Secured Parties of the identity of such counsel) in the appropriate jurisdictions to the effect that no material adverse effect would result from such Transfer.

          2.09 Transfers Not Permitted Under this Article II. Any Transfer other than as set forth above shall require the consent of Requisite Lenders (or, after 30 days following the giving of a Priority Termination Notice in accordance with clause (c) of Section 10.04 of the Common Security Agreement, Requisite Secured Parties). A request for the consent of Requisite Lenders or Requisite Secured Parties, as the case may be, shall be submitted in writing to each Senior Lender Group (and, after 30 days following the giving of a Priority Termination Notice in accordance with clause (c) of Section 10.04 of the Common Security Agreement, the Oil Payment Insurers Administrative Agent) and the Collateral Trustee by the party seeking such consent and shall set forth in reasonable detail (i) the terms and conditions of the proposed Transfer, including without limitation the identity of the proposed transferee and, if applicable, of the ultimate beneficial owner thereof (and the proposed assumption of obligations under the Financing Documents), (ii) the date upon which the Transfer is proposed to be made (if known) and (iii) any other information reasonably requested by Senior Lenders (or, after 30 days following the giving of a Priority Termination Notice in accordance with clause (c) of
Section 10.04 of the Common Security Agreement, Secured Parties).


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

          3.01 Representations and Warranties. Each of the Borrower, the Partnership, the General Partner, the Limited Partner, Clark Holdings and the Blackstone Entities, insofar as the following applies to itself, represents and warrants to the Collateral Trustee, the Bank Senior Lenders Administrative Agent, the Oil Payment Insurers Administrative Agent and the Capital Markets Trustee, as of the date hereof:

          (a) Organization. It is a corporation, in the case of the Borrower, Clark Holdings and each of the Partners, and a limited partnership, in the case of the Partnership and each of the Blackstone Entities, duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be.

          (b) Ownership. (i) The Blackstone Entities collectively (A) directly own 68% of the outstanding capital stock of Clark Holdings and (B) indirectly own 90% of the outstanding capital stock of the General Partner, (ii) Occidental Petroleum directly owns 31% of the outstanding capital stock of Clark Holdings and 10% of the outstanding capital stock of the General Partner, (iii) Clark Holdings directly owns 100% of the outstanding capital stock of Clark USA, Inc. and 90% of the outstanding capital stock of the General Partner,

(iv) Clark USA, Inc. directly owns 100% of the outstanding capital stock of Clark R&M, (v) the General Partner directly owns 100% of the outstanding capital stock of the Limited Partner and the 1% general partnership interest in the Partnership, (vi) the Limited Partner directly owns the 99% limited partnership interest in the Partnership and (vii) the Partnership directly owns 100% of the outstanding capital stock of the Borrower.

          (c) Authority. It has full power and authority to execute and deliver this Agreement and to incur and perform its obligations hereunder in accordance with the terms provided herein.

          (d) Binding Agreement. This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement of such party enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (e) Consents and Approvals for this Agreement. All Third-Party Authorizations that are necessary for the execution and delivery by it of this Agreement and the performance of its obligations hereunder have been obtained and are in full force and effect.

          (f) Conflicts. There is no provision of law, statute, regulation, rule, order, injunction, decree, writ or judgment, no provision of its charter documents and no provision of any mortgage, indenture, contract or agreement binding on it or affecting its properties, which would prohibit, conflict with or in any way prevent its execution, delivery, or performance of the terms of this Agreement.

          (g) No Immunity. Neither it nor any of its properties has any immunity from jurisdiction of any court or from any legal process in the United States (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

          (h) No Legal Proceedings. There are no legal actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it or any of its properties in any court, before or by any governmental department, board, agency, administration or instrumentality or before any arbitrator, and no existing default by it under any applicable order, writ, injunction, decree or other decision of any court, governmental department, board agency, administrator or instrumentality or any arbitrator, in each case, (i) that could be expected to have a material adverse effect on its ability to perform its obligations under this Agreement, or (ii) which could be expected to render this Agreement unenforceable.

                                   ARTICLE IV

                                 MISCELLANEOUS

          4.01  Termination. This Agreement shall terminate on the earlier of
(a) the date on which the Common Security Agreement shall terminate and (b) as to any party to this Agreement to whom the transfer restrictions apply, the date on which the applicable Transfer restrictions applicable to such party cease to apply to it. Upon the termination of this Agreement, the obligations of the party or parties as to which this Agreement shall have terminated shall cease to apply.

          4.02 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          4.03 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          4.04 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          4.05 Notices. Any notice, claim, request, demand, consent, designation, direction, instruction, certificate, report or other communication to be given hereunder shall be given in writing and will be deemed duly given when (a) personally delivered, (b) sent by facsimile transmission (with written confirmation or acknowledgment of receipt, whether written or oral) or (c) five days have elapsed after mailing by certified or registered mail, postage pre-paid, return receipt requested, in each case addressed to a party at its address or facsimile transmission number as set forth in Appendix P to the Common Security Agreement or to such other address or facsimile transmission number of which that party has given notice. Notice of address or facsimile number change shall be effective only upon receipt.

          4.06 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

          4.08  Consent to Jurisdiction. (a) Subject to clause (c) of this
Section 4.08, each party hereto hereby irrevocably consents and agrees, for the benefit of each other party hereto, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, may be brought in any Federal or State court located in the Borough of Manhattan, The City of New York, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such court, to the exclusion of all other courts, with respect to any such action, suit or proceeding. Each party hereto hereby waives to the fullest extent permitted by applicable laws any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings, brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

          (b) Each of the Restricted Parties (other than the Blackstone Entities) hereby irrevocably appoints CT Corporation System, with offices at the date hereof at 1633 Broadway, New York, New York 10019, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any Federal or State court located in the Borough of Manhattan, The City of New York. Each party hereto agrees that service of process in respect of it upon its respective agent, together with written notice of such service given to it in the manner provided in Section 4.05, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each of the Restricted Parties (other than the Blackstone Entities) agrees that the failure of its respective agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason any such Restricted Party's respective agent shall cease to be available to act as such, or if any of the Blackstone Entities ceases to be located in New York, such party agrees to designate a new agent in the Borough of Manhattan, The City of New York, on the terms and for the purposes of this clause (b).

          (c) Notwithstanding the provision of clause (a) of this Section 4.08, nothing herein shall be deemed to limit the ability of any of the Secured Parties, the Collateral Trustee or any Applicable Agent to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any of the Restricted Parties or bring actions, suits or proceedings against any such party in such other jurisdiction, including without limitation in any Federal or State court located in the State of Texas, and in such manner, as may be permitted by applicable law.

          (d) Each party hereto agrees that a final judgment against it in any action, suit or proceeding taken in any Federal or State Court in the Borough of Manhattan, The City of New York in accordance with clause (a) of this Section
4.08 or, in the case of any of the Borrower, the Partnership, the General Partner or the Limited Partner, in any other court in accordance with clause (c) of this Section 4.08, shall be conclusive and may be enforced in any jurisdiction by suit on the judgment, a certified copy of which judgment shall be conclusive evidence thereof, or by any other means provided by law.

          4.09 No Recourse. Unless expressly provided herein or in any of the Senior Loan Agreements, Security Documents or any other agreement in connection herewith or therewith (collectively, the "Senior Debt Documents"), no recourse shall be had by the Collateral Trustee, the Applicable Agents or any other Secured Party in an action to collect any Senior Debt Obligations against any principal, partner, shareholder, officer, director, employee, trustee, beneficiary, tenant in common, agent or Affiliate (other than the Borrower Parties) of the Partnership (collectively "Exculpated Persons"), provided that this Section 4.09 shall be inapplicable to the extent of gross negligence or willful misconduct by such Exculpated Person.

          4.10 Amendments. Except to the extent provided in Section 2.06, this Agreement may be amended only by an agreement in writing signed by each party hereto. Except as otherwise expressly provided herein, no waiver or consent of any term or condition of this Agreement in favor of any party hereto (other than the Secured Parties) may be given or granted except by the written agreement of all Secured Parties.

          4.11 Conflicts. In case of any conflict or inconsistency between this Agreement and any Senior Loan Agreement or the Oil Payment Reimbursement Agreement, this Agreement shall control.

          4.12 Effectiveness. This Agreement shall come into full force and effect upon (a) its execution and delivery by each of the parties named on the signature pages hereof and (b) the effectiveness of the Common Security Agreement in accordance with Section 14.15 thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              PORT ARTHUR FINANCE CORP.

                              By:  /s/ Maura J. Clark
                                   ------------------------------------
                                   Name:  Maura J. Clark
                                   Title:  Executive Vice President and
                                            Chief Financial Officer


                              PORT ARTHUR COKER COMPANY L.P.

                              By:  SABINE RIVER HOLDING CORP.,
                                   GENERAL PARTNER

                              By:  /s/ Maura J. Clark
                                   ------------------------------------
                                   Name:  Maura J. Clark
                                   Title:  Executive Vice President and
                                            Chief Financial Officer


                              SABINE RIVER HOLDING CORP.

                              By:  /s/ Maura J. Clark
                                   ------------------------------------
                                   Name:  Maura J. Clark
                                   Title:  Executive Vice President and
                                            Chief Financial Officer


                              NECHES RIVER HOLDING CORP.


                              By:  /s/ Maura J. Clark
                                   ------------------------------------
                                   Name:  Maura J. Clark
                                   Title:  Executive Vice President and
                                            Chief Financial Officer

                              CLARK REFINING HOLDINGS, INC.


                              By:  /s/ Maura J. Clark
                                   ------------------------------------
                                   Name:  Maura J. Clark
                                   Title:  Executive Vice President and
                                            Chief Financial Officer


                              BLACKSTONE CAPITAL PARTNERS III
                              MERCHANT BANKING FUND L.P.

                              By: BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., GENERAL PARTNER

                              By:  /s/ Robert L. Friedman
                                   ------------------------------------
                                   Name:  Robert L. Friedman
                                   Title:  Member


                              BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P.

                              By: BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., GENERAL PARTNER

                              By:  /s/ Robert L. Friedman
                                   ------------------------------------
                                   Name: Robert L. Friedman
                                   Title: Member


                              BLACKSTONE FAMILY INVESTMENT
                              PARTNERSHIP III L.P.

                              By: BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C., GENERAL PARTNER

                              By:  /s/ Robert L. Friedman
                                   ------------------------------------
                                   Name:  Robert L. Friedman
                                   Title:  Member

                              BANKERS TRUST COMPANY,
                              as Collateral Trustee

                              By:  /s/ James McDonough
                                   ------------------------------------
                                   Name: James McDonough
                                   Title:  Vice President


                              By:  /s/ William T. Jenkins
                                   ------------------------------------
                                   Name: William T. Jenkins
                                   Title:  Assistant Vice President



                              DEUTSCHE BANK AG, NEW YORK BRANCH, as
                              Administrative Agent for the Bank Senior Lenders


                              By:  /s/ Cynthia Jo Powell
                                   ------------------------------------
                                   Name: Cynthia Jo Powell
                                   Title:  Associate



                              By:  /s/ Lydia Zaininger
                                   ------------------------------------
                                   Name:  Lydia Zaininger
                                   Title: Vice President


                              WINTERTHUR INTERNATIONAL INSURANCE COMPANY
                              LIMITED,
                              as Administrative Agent for and on behalf of the Oil Payment Insurers


                              By:  /s/ Eileen McCusker
                                   ------------------------------------
                                   Name:  Eileen McCusker
                                   Title:  Property Underwriting Manager

                              HSBC BANK USA,
                              as Capital Markets Trustee

                              By:  /s/ James M. Foley
                                   --------------------------------
                                   Name:  James M. Foley
                                   Title:  Assistant Vice President